SHAREHOLDER'S AGREEMENT

     This Shareholder's Agreement (this "Agreement") is made and entered into effective as of the closing (the "Effective Date") of that certain Exchange Agreement (the "Exchange Agreement") between VT Gaming Services, Inc., an Arizona corporation (the "Company") and Dynasig Corporation, an Arizona corporation ("DynaSig") and the shareholders of DynaSig including Richard Kim. This Agreement is by and among the Company, Visitalk Capital Corporation and its affiliates (jointly "VCC") and Richard Kim and his affiliates, (jointly "Kim"). The Company, Kim and VCC are jointly referred to hereinafter as the "Parties."

                                    RECITALS

A. WHEREAS, prior to the execution of the Exchange Agreement, VCC held a majority of the issued and outstanding capital stock of the Company.

B. WHEREAS, the Company and VCC, as the major shareholder of the Company, are agreeing to various issuances, exchanges, warranties, waivers and other concessions in the Exchange Agreement to induce Kim to have his shares acquired through the issuance of newly issued Company Common Stock.

C. WHEREAS, VTG was formed in accordance with the Second Joint Plan of Reorganization of Visitalk.com, Inc. under the auspices of the Bankruptcy Court (the "Plan") and is committed to issue under the Plan a maximum of approximately 8,900,000 of each of Series A through Series F Warrants with exercise prices ranging from $2.00 to $4.00 (the "Plan Warrants").

D. WHEREAS, the Parties desire to maximize the value of the Company for the benefit of all shareholders and believe that maintaining stability in control of the Company accomplishes this objective.

E.     The Parties hereby enter into this Agreement to achieve such purpose.

                                   AGREEMENTS

     Now, therefore, in consideration of the terms and conditions set forth herein, the undersigned, by signature affixed hereto, do hereby agree to the following:

1.     RESTRICTIONS ON THE TRANSFER OF THE KIM SHARES.

     Except as otherwise provided in this Agreement, Kim will not sell, assign, transfer, pledge, hypothecate, mortgage, encumber, convey, donate or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise (collectively, a "Transfer"), all or any part of or any interest in the Common Stock or Common Stock Equivalents, as defined in Section 5 hereinafter, of the Company now or hereafter owned or held by Kim (collectively, all such securities are referred to as the "Kim Shares"). Any Transfer of the Kim Shares not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company. Kim agrees, to ensure compliance with the restrictions referred to herein, that the Company may issue appropriate "stop transfer" certificates or instructions and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its records.

(a) Kim may Transfer or permit a Transfer of any of the Kim Shares that are related to sales of Kim Shares in any publicly traded market transaction that does not require the filing of a Registration Statement under the Securities Act of 1933.

     (b) Kim agrees that upon receipt of an offer to purchase any of the Kim Shares by a third party, whereby such third party (including any affiliate or person or persons that are acting in concert with such third party) would have effective control of the outstanding voting shares of the Company, Kim shall not entertain, accept or otherwise negotiate such offer unless such offer is extended to VCC and all other Company shareholders.

     (c) Kim may Transfer Kim Shares to any Kim affiliate, family member, trust, or controlled company or entity provided such transferee agrees to be bound by the terms of this Agreement.

     (d) Kim may transfer any of the Kim Shares to any other party assuming he abides with Section 3 and such acquiring party agrees to abide by the restrictions in Section 3 below.

2.     VCC'S RIGHT OF FIRST REFUSAL ON NEW SECURITIES

     (a) VCC shall have the right of first refusal to purchase the number of additional New Securities (as defined below) to maintain VCC's pro rata ownership of the Company in the event the Company may, from time to time, propose to sell and issue and New Securities. Pro rata portion shall mean the ratio that (x) the sum of the number of shares of the Company's Common Stock then held by VCC (including the number of shares issuable upon conversion of any security convertible without additional cash consideration into shares of the Company's Common Stock held by VCC) bears to (y) the sum of the total number of shares of Company's Common Stock then outstanding plus the number of shares of the Company's Common Stock issuable upon conversion without additional consideration of any of the Company's convertible securities then outstanding.

     (b) Except as set forth below, "New Securities" shall mean any shares of capital stock of the Company, whether now authorized or authorized in the future, and rights, options or warrants to purchase any such shares, including the Warrants but only if the exercise price of the Warrants has been reduced, and securities of any type whatsoever that are, or may become, convertible into or exercisable for such shares. Notwithstanding the foregoing, New Securities shall not include: (i) Common Stock issuable upon conversion of any capital stock outstanding as of the Effective Date; (ii) securities offered to the public generally pursuant to a registration statement under the Securities Act of 1933; (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or shares or other reorganization; (iv) shares of the Company's Common Stock or related options convertible into or exercisable for such Common Stock issued to employees, officers and directors of, and consultants to, the Company, pursuant to any compensatory benefit plan that has been approved by the shareholders of the Company; (v) capital stock issued pursuant to any New Securities or similar rights or agreements, provided that the Company shall have complied with the right of first refusal established by this Section 2 with respect to the initial sale or grant by the Company of such New Securities, rights or agreements; (vi) stock issued in connection with any stock split, reverse stock split, stock dividend, combination or recapitalization by the Company; or (vii) capital stock, options, warrants or similar rights issued in connection with the Company obtaining a lease line, line of credit, loan or similar financing transaction, provided the number of shares of capital stock, options, warrants or similar rights is less than 1% of the total capital stock of the Company then outstanding.

     (c) In the event the Company proposes to undertake an issuance of New Securities, the Company shall give VCC written notice of such intention. The notice shall describe the type of New Securities, the price and terms upon which the Company proposes to issue the New Securities, the identity of the proposed purchaser including any affiliations with any other shareholder known to the Company and the number of New Securities VCC is entitled to purchase. VCC shall within fifteen (15) days from the date of receipt of such notice state VCC's intent to purchase such New Securities by giving written notice to the Company and stating therein the quantity of New Securities VCC elects to purchase.

     (d) If VCC exercises its rights of first refusal hereunder, VCC shall tender the purchase price for the New Securities or Shares which VCC elects to purchase within 90 days of the election to purchase such securities.

     (e) Notwithstanding the foregoing, the rights set forth herein shall not prevent the Company or the Controlling Shareholder from offering New Securities or Shares at anytime. If the Company sells any New Securities and has not given the notice prior to sale as provided in Section 2(c), the Company shall give notice to VCC within fifteen (15) days after the issuance of the New Securities. Such notice shall provide the information specified in Section 2
(c). VCC shall have ninety (90) days from receipt of such notice to elect to purchase the New Securities as specified in such notice.

     (f) The rights of VCC to purchase any part of the New Securities or the Shares may be assigned in whole or in part to any subsidiary, affiliate or shareholder of VCC, provided such holder agrees to be bound by the terms of this Agreement.

     (g) The rights of first refusal granted under this Section 2 shall terminate on and be of no further force or effect upon the closing of a firmly underwritten public offering of the securities of the Company with proceeds greater than $10,000,000.

3.     VCC'S RIGHT OF FIRST REFUSAL ON THE KIM SHARES

     (a) Except for Kim Shares sold in a public market transaction, Kim hereby grants VCC the right of first refusal to purchase any of the Kim Shares at the same price that they are offered to other buyers.

     (b)     Transfer Notice.  If at any time Kim proposes to Transfer Shares
             ---------------
to one or more persons or entities (a "Transferee"), then Kim shall give the Company and VCC written notice of Kim's intention to make the Transfer (the "Transfer Notice"), which Transfer Notice shall include (i) a description of the Kim Shares to be Transferred ("Offered Shares"), (ii) the identity of the prospective Transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that Kim has received a firm offer from the prospective Transferee(s) and in good faith believes a binding agreement for the Transfer of the Offered Shares is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer

     (c)     Company's Option.  The Company shall have an option for a period of
             ----------------
ninety (90) days from receipt of the Transfer Notice to elect to purchase all or a portion of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and, thereby, purchase itself or in combination with its designees all or a portion of the Offered Shares by notifying Kim in writing before expiration of such ninety-day period as to the number of such Offered Shares which it wishes to purchase. If the Company gives Kim notice that it desires to purchase all or a portion of the Offered Shares, then payment for such Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than one hundred thirty-five (135) days after the Company's receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective Transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3(f) of this Agreement, in which case the closing shall occur no later than the later date specified in the Transfer Notice or as provided in Section 3(f).

     (d)     Additional Transfer Notice.  Subject to the Company's right set
             --------------------------
forth in Section 3(c), if at any time Kim proposes a Transfer, then, after the Company has declined to purchase all of the Offered Shares as set forth in
Section 3(c), Kim shall give VCC an "Additional Transfer Notice" which shall include all information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares which the Company has declined to purchase (the "Remaining Shares") and briefly describe the Other Stockholders' rights of first refusal rights with respect to the proposed Transfer

     (e)     VCC's Option.  VCC shall have an option for a period of twenty (20)
             ------------
days from the receipt of the Additional Transfer Notice from Kim set forth in
Section 3(d) to elect to purchase all or a portion of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. If an Existing Shareholder give Kims notice that it desires to purchase some or all of the Remaining Shares, and as the case may be, then payment for such Remaining Shares shall be by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than thirty (30) days after VCC's receipt of the Additional Transfer Notice, unless the Additional Transfer Notice contemplated a later closing with the prospective Transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.2(f).

     (f)     Valuation of Property.       Should the purchase price specified in
             ---------------------
the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (or VCC) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If Kim and the Company (or the Other Stockholders) cannot agree on such cash value within five (5) days after the Company's receipt of the Transfer Notice (or the Other Stockholders' receipt of the Additional Transfer Notice), the valuation shall be made by an appraiser of recognized standing selected by Kim and the Company (or the Other Stockholders holding a majority of the Shares held by the Other Stockholders, on an as converted basis), or, if they cannot agree on an appraiser within ten (10) days after the Company's receipt of the Transfer Notice (or the Other Stockholders' receipt of the Additional Transfer Notice), each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. In the event that it is necessary to have an appraiser make a valuation, the time for the Company or any Other Stockholder to exercise any rights under this Section 3 shall be extended by the number of days necessary to obtain such valuation. The cost of such appraisal shall be shared equally by Kim and the Company (or the purchasing Other Stockholders), with the half of the cost borne by the Company and the purchasing Other Stockholders borne pro rata by each based on the number of shares such parties were interested in purchasing pursuant to this Section 3. If the time for the closing of the Company's or the purchasing Other Stockholders' purchase has expired but for the determination of the value of the purchase price, then such closing shall be held on or prior to the fifth (5th) business day after such valuation shall have been made pursuant to this subsection.

     (h) The rights of first refusal granted under this Section 3 shall terminate on and be of no further force or effect upon the closing of a firmly underwritten public offering of the securities of the Company with proceeds greater than $10,000,000.

4.     KIM'S RIGHTS IN CONNECTION WITH THE PLAN WARRANTS

     (a) In the event the Company desires to lower the exercise prices of the Plan Warrants either temporarily or permanently, Kim must affirmatively agree to such change.

     (b) Kim agrees to vote his shares in favor of any special treatment of the Plan Warrants that will maintain the current exercise prices of the Plan Warrants in the event the Board of Directors and the shareholders approve a Reverse Split.

     (c) In the event that the Plan Warrants are exercised, Kim has right to maintain his percentage of ownership of the Company by acquiring additional shares at the same price that the Plan Warrants are exercised (the "Kim Preemptive Rights"). Kim shall be notified of the exercise of the Plan Warrants and shall fund the Kim Preemptive Rights within 90 days of notice of the payment of the net exercise price of the Plan Warrants. The Kim Preemptive Rights shall terminate when Kim's ownership falls below 10% of actual outstanding shares.
Kim may assign the Kim Preemptive Rights to another person or entity but such party must agree to be subject to the VCC Right of First Refusal in Section 3.


5.     ANTI-DILUTION ADJUSTMENTS.

     (a) Except as provided in (c) below, in the event the Company shall issue additional shares of its common stock ("Common Stock") or any securities convertible into or exercisable for its Common Stock ("Common Stock Equivalents") without consideration or for a consideration per share less than the effective "Conversion Price" for the Series A Preferred (as determined under the Certificate of Designation establishing the Series A Preferred) in effect on the date of and immediately prior to such issuance, then and in such event VCC shall be issued the number of new shares equal to the Adjusted Shares (as defined below) minus the Old Shares (as defined below). For purposes of any calculation hereunder, the "Adjusted Shares" shall equal (i) the Old Shares multiplied by (ii) the quotient derived by dividing the previous Conversion Price by the adjusted Conversion Price resulting from the subject issuance (all as determined under the Certificate of Designation establishing the Series A Preferred). The "Old Shares" shall equal the number of shares of Common Stock held by VCCs as of the effective date of this Agreement, and as adjusted from time to time hereunder.

     (b) Any Additional Shares issued hereunder shall be issued to VCC for the common shares of the Company that they still hold as of the date of any event causing an adjustment hereunder.

     (c) No adjustment for any issuance shall be made under this Section 5 if the Conversion Price of the Series A Preferred is not adjusted.

     (d) The provisions of this Section 5 shall remain in effect only so long as any Series A Preferred remains outstanding.

6.     OTHER TERMS

     (a) Board Representation. For so long as VCC owns more than 4% of the outstanding shares of the Company, Kim and his affiliates shall vote their shares in favor of limiting the Board of Directors of the Company to no more than five members and VCC shall have the right to elect one member to the Board.

     (b) Kim and his affiliates agree to vote their shares in favor of changing the state of incorporation to Nevada at the request of VCC.

     (c) As to Section 2, and 5, all Common Stock or Common Stock Equivalents of the Company held by VCC, whether held at the Effective Date or acquired thereafter, will be adjusted in accordance with the terms of this Agreement.

     (d) Kim acknowledge that the Company shall note the restrictions set forth in this Agreement in the stock transfer records of the Company and shall not be obligated to transfer any Shares unless Kim is in compliance with this Agreement. At the request of the Company, Kim shall surrender his existing certificates representing the Shares for a legend noting the restrictions under this Agreement to be noted thereon. Kim understands that any additional certificates issued representing any Shares subject to this Agreement shall bear a similar legend.

6.     AUTHORITY

     Each party executing this Agreement represents that they have the full authority to enter into this Agreement. Kim is not obligated under any other agreement with respect to the Shares or otherwise in conflict with the Agreement. This Agreement shall be binding on all of Kim's and VCC' successors and assigns, including affiliates. Kim agrees to vote his shares in ways that will affect the intent of this Agreement.

7.     MISCELLANEOUS

     (a) Governing Law, Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without reference to choice of law principles. Jurisdiction and venue for any litigation resulting from any dispute over the provisions of this Agreement shall reside exclusively with the federal and state courts sitting in Maricopa County, Arizona.

     (b) Severability. If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not effect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the Kim shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the Kim herein set forth.

     (c) Complete Agreement; Amendment. This Agreement sets forth the entire understanding between VCC and Kim regarding restrictions on the shares and full compensation for concessions made upon entering into the Exchange Agreement and supercedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. No other agreements, representations, warranties or other matters, whether oral or written, shall be deemed to bind VCC and Kim hereto with respect to the subject matter hereof. This Agreement may not be modified or amended except by the mutual written agreement of VCC and Kim.

     (d) Counterparts and Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This instrument shall be effective as of the Effective Date when executed by the last listed Holder. Signature pages hereto may be delivered to the Company by facsimile, and for all purposes shall be deemed to be an original

     (e)     Construction and Advise of counsel.     The Parties hereto hereby
acknowledge and agree that each Party has participated in the drafting of this Agreement and that this Agreement has been, to the extent it was felt necessary, reviewed by the respective legal counsel for the parties hereto and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be applied to the interpretation of this Agreement. No inference in favor of, or against, any Party will be drawn from the fact that one Party has drafted any portion hereof. Each Party hereby acknowledges that they are entitled to and have been afforded the opportunity to consult legal counsel of their choice regarding the terms and conditions and legal effects of this Agreement, as well as the advisability and propriety thereof. Each Party hereby further acknowledges that having so consulted with legal counsel of their choosing or having chosen not to consult, hereby waives any right to such legal representation or effective representation and any right to raise or rely upon the lack of representation or effective representation in any future proceedings or in connection with any future claim.

     (f) Injunctive Relief. Parties agree that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement. Accordingly, the Parties specifically agree that either of VCC, the Company or Kim shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Parties to claim and recover damages in addition to injunctive relief

     In witness whereof, the undersigned have duly executed this Agreement to be effective as of the day and year first above written.


THE COMPANY
VT Gaming Services, Inc.

By     /s/ M. S. Williams
       ------------------
     Michael S. Williams, President

                         VCC
Visitalk Capital Corporation

By     /s/ M. S. Williams
       ------------------
     Michael S. Williams, President

RICHARD C. KIM

/s/ Richard C. Kim
------------------
Richard C. Kim

HYUN YOUNG S. KIM (SPOUSE)

/s/ Hyun Young S.Kim
--------------------
Hyun Young S. Kim